Exhibit 10.34

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”), is made and entered into as of the 16th of April, 2024 (“Effective Date”), by and between BSREP II SS CHICAGO LLC, a Delaware limited liability company (“Landlord”), and VIVID SEATS LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant have entered into a certain Office Lease dated December 22, 2021 (“Lease”), whereby Tenant currently leases space (defined hereafter as the “Existing Premises”), located on a portion of the 9th floor, and known as Suite 900 in the building (herein, the “Building”), known as 24 East Washington Street, Chicago, Illinois;

WHEREAS, Tenant has heretofore delivered a First Offer Exercise Notice pertaining to certain First Offer Space (which First Offer Space which was the subject of such First Offer Exercise Notice is defined below in this Amendment as the “Additional Premises”), located on the 9th floor of the Building, and Landlord and Tenant desire to amend the Lease to add such First Offer Space to the Existing Premises demised thereunder, and for other matters, all upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1.
Incorporation of Recitals and Exhibits; Defined Terms. The foregoing recitals and all exhibits attached hereto are, by this reference, hereby incorporated as part of this Amendment. All terms used herein and defined in the Lease shall have the same meanings as in the Lease unless otherwise defined herein. For purposes of the Lease, the term “Rent” shall specifically include the rental payments due with respect to the Existing Premises and the Additional Premises as described in this Amendment. As used herein, the following terms shall have the respective meanings indicated below:
a.
“Additional Premises” shall mean space on the 9th floor in the Building, stipulated to contain 5,029 Rentable Square Feet (measured in accordance with the BOMA measurement standards as described in Section 3.C. of the Original Lease), shown on Exhibit A attached hereto and made a part hereof.
b.
“Additional Premises Commencement Date” shall mean December I, 2024.
c.
“Additional Premises Turnover Date” shall mean the day on which Landlord delivers full and unencumbered access to the entire Additional Premises, and the Additional Premises are in a so-called broom-clean condition, vacant and free of all other tenancies and other occupants. Landlord shall cause the Additional Premises Turnover Date to occur within one (1) business day after the Effective Date.
d.
“Existing Premises” shall mean the Premises on the 9th floor at the Building being leased under the Lease (as more particularly described in the Lease), containing 47,881 Rentable Square Feet.
2.
Condition.
a.
Except as otherwise expressly set forth herein, Tenant agrees to accept the Additional Premises in their “as is” condition effective as of the Additional Premises Turnover Date. No agreement of Landlord to alter, remodel, decorate, clean or improve the Additional Premises (or to provide Tenant with any credit or allowance for the same, except for the Allowance as expressly described in this Amendment), and no representations regarding the condition of the Additional Premises, have been made by or on behalf of Landlord or relied upon by Tenant, except as expressly set forth in this Amendment or in the Lease, as modified hereby. Nothing in this Section 2 shall be deemed to waive or otherwise negate any of Landlord’s maintenance, repair or other covenants expressly set forth in the Lease, including Landlord’s obligations to comply with applicable Laws, all as and to the extent expressly required under the Lease.
b.
Landlord shall tender possession of the Additional Premises to Tenant on or before the Additional Premises Turnover Date. During the period from and after the Additional Premises Turnover Date and continuing through the day immediately preceding the Additional Premises Commencement Date, all of the terms and provisions of the Lease shall govern and control with respect to the Additional Premises, to the same extent as applicable to the balance of the Premises, except that Tenant shall have no obligation to pay Base Rent or Additional Rent pertaining to the Additional Premises during any such period prior to the Additional Premises Commencement Date, and provided further, that except as may be expressly stated in the Workletter under the Lease with respect to services required to be furnished to the Existing Premises (which Workletter shall also apply to the Additional Premises, to the extent described in Section 2(d) below), and except as provided in Section 2(c) below, Landlord shall not be obligated to perform any janitorial or other Building services to the Additional Premises prior to the Additional Premises Commencement Date.
c.
Notwithstanding the foregoing terms of this Section 2, Tenant shall have the right to occupy any portions or all of the Additional Premises for the conduct of business operations therefrom prior to the Additional Premises Commencement Date; provided that Tenant’s occupancy of any portion of the Additional Premises for the conduct of its business prior to the Additional Premises Commencement Date shall only occur if it is then lawful to do so. Subject to the terms of the preceding sentence, if Tenant elects to occupy any portions or all of the Additional Premises for the conduct of business operations therefrom prior to the Additional Premises Commencement Date, then Tenant shall give not less than two (2) business days’ prior notice thereof to Landlord, and Landlord agrees to furnish to the Additional Premises, janitorial and other Building services otherwise required of Landlord under the Lease, as of the date when such operations are to commence and Tenant has requested for Landlord to begin furnishing such services (such date, the “Early Occupancy Date”), through and including the date immediately preceding the Additional Premises Commencement Date, whereupon Tenant shall be obligated to pay Landlord, for the entire Additional Premises, a user charge equal to the amount of janitorial and other Expenses reasonably determined by Landlord, in good faith, to be associated with Tenant’s occupancy (the “Early Occupancy Charge”) for the period from and after the Early Occupancy Date and through the date immediately preceding the Additional Premises Commencement Date. Payment of the Early Occupancy Charge shall be paid within thirty (30) days after Landlord’s demand therefor from time to time, and shall otherwise be paid in accordance with the same terms as applicable to payment of Base Rent under the Lease, and shall be deemed “Rent” for purposes of the Lease. Tenant shall, in any event, be required to pay (i) electricity charges for the Additional Premises for all periods from and after the Additional Premises Turnover Date and prior to the Additional Premises Commencement Date, which payments shall be made directly to the electrical utility company pursuant to separate metering covering all such space (or, if not then separately metered, shall be payable to Landlord from time to time, within thirty (30) days following demand, based on Landlord’s good faith allocation of electricity charges per the overall meter reading from the meter covering the Additional Premises), and (ii) any after-hours’ HVAC costs based on after-hours’ HVAC service furnished to the Additional Premises at any time following the Early Occupancy Date and prior to the Additional Premises Commencement Date at Tenant’s request therefor (which terms and provisions governing after-hours’ HVAC prior to the Additional Premises Commencement Date shall be the same after-hours’ HVAC terms and provisions (including charges) as would apply to the Additional Premises from and after the Additional Premises Commencement Date and thereafter during the Term pursuant to Section 8.D. of the Lease, and which after-hours’ HVAC charges shall be payable by Tenant to Landlord within thirty (30) days following Landlord’s written request therefor from time to time). Without limitation of the foregoing terms of this paragraph, all terms and provisions of the Lease, as amended by this Amendment (including, without limitation, Tenant’s obligation to pay Base Rent, Additional Rent and all other charges due and owing from Tenant as set forth herein, and Landlord’s obligation to furnish all base Building services required to be furnished by Landlord under the Lease), with respect to the Additional Premises shall, in any event, apply for the period from and after the Additional Premises Commencement Date and thereafter through the remainder of the Term.
d.
Tenant shall, at its sole cost and expense, perform such work as may be necessary or desired by Tenant to construct or renovate the Additional Premises, all subject to and in accordance with the provisions of the Lease, including, without limitation, the provisions of the Workletter attached to the Lease, to the same extent as applicable to the “Tenant’s Work” therein described (it being acknowledged and agreed that (i) in the event of any inconsistency between the terms of such Workletter and the terms of this Amendment, the terms of this Amendment shall prevail, (ii) in lieu of any allowances or other contributions described in the Lease relative to the “Tenant’s Work” therein described, the terms of Section 6 below shall govern and control relative to the Tenant’s Work hereunder, and (iii) any specific dates set forth in the Workletter will be appropriately adjusted by the parties), and all in accordance with construction-related rules and regulations applicable to work being performed from time to time at the Building. For the avoidance of doubt, it is understood and agreed that Tenant shall not be entitled to any rental abatements, tenant improvement allowance or other concessions relative to the Additional Premises, except for the rental abatements, and except for the “Allowance” proceeds expressly provided in this Amendment. All work referred to in this subparagraph, to the extent such work is performed at the Additional Premises on or before the twelve (12) month anniversary of the Additional Premises Turnover Date, is herein collectively referred to as the “Tenant’s Work.” Tenant’s Work shall include, in any event, any work necessary to separately meter the Additional Premises for electricity (lights and outlets), separate and apart from any other space at the Building (i.e., other than the Existing Premises, which may be metered for electricity, together with the Additional Premises, if Tenant so elects); the foregoing separate metering portion of the Tenant’s Work shall be completed, in any event, on or before the first to occur of (i) the Additional Premises Commencement Date, or (ii) any Early Occupancy Date under Section 2(c) above.
3.
Additional Premises. Effective as of the Additional Premises Commencement Date for the Additional Premises and for a lease term expiring concurrently with the end of the Term (and subject, in any event, to any renewal or extension rights and any termination rights, as provided in the Lease):
a.
the “Premises” under the Lease shall mean the Existing Premises and the Additional Premises; and
b.
the Rentable Square Feet of the Premises shall be increased by the Rentable Square Feet of the Additional Premises (and Tenant’s Proportionate Share under the Lease shall be increased to be 8.31% reflecting the aggregate of the Existing Premises and the Additional Premises, subject, however, in any event to the terms of Section 5 regarding certain limited separate payment and abatement of Additional Rent relative to the Existing Premises and relative to the Additional Premises, all as therein set forth).
4.
Base Rent.
a.
Base Rent for the Existing Premises shall continue to be payable in such amounts and in accordance with such provisions as are set forth in the Lease from and after the date hereof and through the Expiration Date, without limiting, however, any termination and/or renewal or extension rights, as provided in the Lease. The foregoing Base Rent shall be payable at such times and at such place and in accordance with such provisions as otherwise set forth in the Lease relative to the payment of “Base Rent” thereunder.
b.
From and after the Additional Premises Commencement Date and through December 31, 2033 (being the current “Expiration Date” set forth in the Lease), and without limiting, however, any termination and/or renewal or extension rights, as provided in the Lease, Base Rent for the Additional Premises shall be payable by Tenant in the following amounts and at the following annual rates per Rentable Square Foot of the Additional Premises for the respective periods hereinafter described (and Section 1.K. and Section 5.B.(i) of the Lease is hereby supplemented accordingly), subject, in any event, to certain abatement thereof, as applicable, pursuant to Section 4(c) below:

Period	Annual Base Rent for the Additional Premises (Per Rentable Square Foot)	Annual Base Rent for the Additional Premises	Monthly Base Rent for the Additional Premises
Additional Premises Commencement Date through December 31, 2024	$32.80	$164,951.20	$13,745.93
January 1, 2025 through December 31, 2025	$33.54	$168,672.66	$14,056.06
January 1, 2026 through December 31, 2026	$34.29	$172,444.41	$14,370.37
January 1, 2027 through December 31, 2027	$35.06	$176,316.74	$14,693.06
January 1, 2028 through December 31, 2028	$35.85	$180,289.65	$15,024.14
January 1, 2029 through December 31, 2029	$36.66	$184,363.14	$15,363.60
January 1, 2030 through December 31, 2030	$37.48	$188,486.92	$15,707.24
January 1, 2031 through December 31, 2031	$38.33	$192,761.57	$16,063.46
January I, 2032 through December 31, 2032	$39.19	$197,086.51	$16,423.88
January 1, 2033 through December 31, 2033	$40.07	$201,512.03	$16,792.67

c.
Without limiting the abatement of Additional Rent as provided in Section 5(c) below Base Rent for the Additional Premises leased hereunder shall abate for each of the first eleven (11) full calendar months from and after the Additional Premises Commencement Date (each such calendar month, an “Additional Premises Abatement Month,” and collectively, “Additional Premises Abatement Months”); provided that Tenant shall remain responsible for all other obligations of Tenant with respect to the Additional Premises hereunder during each of the aforedescribed Additional Premises Abatement Months (subject to the abatement of Additional Rent for the Additional Premises Abatement Months as expressly provided for in Section 5(c) below), and provided further, that such abatement of Base Rent for the Additional Premises shall not apply for any Additional Premises Abatement Month during which Tenant, at any time, is otherwise in Default (defined in Section 19.A. of the Lease) under the Lease, as amended hereby.
d.
The foregoing Base Rent attributable to the Additional Premises as described above in this Section 4 shall be payable at such times and at such place and in accordance with such provisions as otherwise set forth in the Lease relative to the payment of Base Rent thereunder (provided that, except for the abatement of Base Rent described in Section 4(c) above and the possible set-off rights set forth in Section 7 below, there will be no other Base Rent abatements relative to the Additional Premises, except as otherwise may be expressly provided in the Lease, including, without limitation, Section 8.E. and Section 15.C. thereof, but specifically excluding, in any event, any abatements described in Section 5.B.(i) of the Lease (which abatements shall remain applicable to the Existing Premises)).
e.
The term “Base Rent,” as used in the Lease, shall mean all Base Rent payable relative to the Existing Premises as described in Section 4(a) above, and the amounts payable relative to the Additional Premises as described in Section 4(b) above, subject, in any event, to any abatements thereof as expressly provided in the Lease, as amended hereby.
5.
Additional Rent.
a.
For the calendar year 2024 (being the calendar year in which the Additional Premises Commencement Date occurs), and for calendar year 2025 (being the calendar year in which the last Additional Premises Abatement Month is scheduled to occur), Tenant’s Proportionate Share of Expenses and Taxes (i.e., Additional Rent under the Lease) provided for in Section 5 of the Lease shall be calculated separately for the Additional Premises and the Existing Premises, but not for any subsequent years of the Term of the Lease. In subsequent years, Additional Rent shall be calculated, together, for the Additional Premises and the Existing Premises. Additional Rent for the Additional Premises for calendar year 2024 shall be abated in full, all as and to the extent provided in Section 5(c) below.
b.
Without limiting the terms of Section 5(c) below regarding certain abatement of Additional Rent relative to the Additional Premises, all as and to the extent set forth in the last sentence of Section 5(a) above and in said Section 5(c), for purposes of calculating Additional Rent payable on account of the Additional Premises for calendar year 2024 and for calendar year 2025, and notwithstanding anything in the Lease or this Amendment to the contrary, “Tenant’s Proportionate Share” shall be determined in accordance with the definition thereof set forth in Section 5.D. of the Lease, except that the numerator of the fraction described therein shall be 5,029 Rentable Square Feet (i.e., being the Rentable Square Feet of the Additional Premises as set forth in Section 1 hereinabove), for a Tenant’s Proportionate Share of .79%. For purposes of calculating Additional Rent payable on account of the Existing Premises for calendar year 2024 and for calendar year 2025, “Tenant’s Proportionate Share” shall continue to be 7.52%, as provided in Section 1.N. of the Lease. For purposes of calculating Additional Rent payable on account of the Additional Premises and the Existing Premises, together, for all calendar years falling in whole or in part during the Term and occurring after calendar year 2025, “Tenant’s Proportionate Share” shall be determined in accordance with the definition thereof set forth in Section 5.D. of the Lease, except that the numerator of the fraction described therein shall be 52,910 Rentable Square Feet (i.e., being the Rentable Square Feet of the Additional Premises and the Rentable Square Feet of the Existing Premises, together) for a Tenant’s Proportionate Share of 8.31%. Tenant’s Proportionate Share under the Lease shall be subject, in any event, to further adjustments thereto from time to time as expressly provided in Section 5.D. of the Lease. As set forth in Section 5.D. of the Lease, Landlord and Tenant acknowledge and agree that, for purposes of calculating Tenant’s Proportionate

Share, the Rentable Square Feet of the Building is, and shall remain during the Term (as it may be extended), 636,848 Rentable Square Feet.
c.
Notwithstanding the foregoing, and without limiting the abatement of Base Rent as provided in Section 4(c) above, Additional Rent relative to the Additional Premises leased hereunder shall abate for each of the Additional Premises Abatement Months (as defined in Section 4(c) above); provided that Tenant shall remain responsible for all other obligations of Tenant with respect to the Additional Premises hereunder during each of the aforedescribed Additional Premises Abatement Months (subject to the abatement of Base Rent for the Additional Premises Abatement Months as expressly provided for in Section 4(c) above), and provided further, that such abatement of Additional Rent for the Additional Premises shall not apply for any Additional Premises Abatement Month during which Tenant, at any time, is otherwise in Default (defined in Section 19 .A. of the Lease) under the Lease, as amended hereby. Notwithstanding anything herein to the contrary, Landlord shall have the right, at any time and from time to time, to elect, upon delivery of not less than thirty (30) days’ prior written notice to the other, to have Landlord make a cash payment to Tenant equal to the monthly Additional Rent attributable to the Additional Premises being leased hereunder for any one or more Additional Premises Abatement Month(s) which have not theretofore occurred, using the then monthly estimate of Additional Rent for the Additional Premises in effect at the time of such payment, in which case Tenant shall no longer be entitled to the aforementioned abatement of Additional Rent attributable to the Additional Premises for the applicable attributable to the Additional Premises Abatement Month(s) for which Landlord has made such cash payment; provided further, that Tenant’s Additional Rent obligations under the Lease for the Additional Premises relative to any such Additional Premises Rent Abatement Month(s) for which Landlord has made such cash payment shall be fixed at the monthly Additional Rent estimate amount used as the basis for such cash payment calculation, to ensure Tenant obtains the full benefit of any such abatement.
d.
All Additional Rent described in this Section 5 shall be payable at such times, in such manner, and in accordance with such procedures (i.e., including payment of monthly estimates and annual reconciliations) as set forth in Section 5 of the Lease relative to payment of Additional Rent thereunder (provided that, except for the abatement of Additional Rent described in Section 5(c) above and the possible set-off rights set forth in Section 7 below, there will be no other Additional Rent abatements relative to the Additional Premises, except as otherwise may be expressly provided in the Lease, including, without limitation, Section 8.E. and Section 15.C. thereof, but specifically excluding, in any event, any abatements described in Section 5.B.(ii) of the Lease (which abatements shall remain applicable to the Existing Premises)).
6.
Allowance. Landlord shall make a contribution (the “Allowance”) towards the cost of the Tenant’s Work (as defined in Section 2(d) above) (including, without limitation, the costs of construction, furniture, installation and wiring of phone and data processing equipment, permits and inspections, space plans, design drawings and other architectural and engineering drawings) and toward moving costs, professional fees, and any other architectural or design fees in connection with the Tenant’s Work (collectively the “Allowance Permitted Costs”), in an amount equal to $638,683.00 (i.e., being $127.00 per Rentable Square Foot of the Additional Premises). Said Allowance, or portions thereof, shall be disbursed to Tenant from time to time following the Additional Premises Turnover Date in accordance with the same terms and conditions and limitations (including, without limitation, the same so-called “30%” soft construction cost limitation percentage described in Paragraph 9(a)i) of the Workletter, the same retainage percentage (i.e., being 5%) as described in Paragraph 9(f) of the Workletter, and the same so-called cap (i.e., being $10.00 per Rentable Square Foot of the Additional Premises) on excess Allowance proceeds which may be applied as a credit against Base Rent for the Additional Premises or as a cash payment from Landlord under Paragraph 9(g) of the Workletter), as otherwise set forth in Paragraph 9 of the Workletter attached to the Lease relative to the “Allowance” thereunder (it being understood and agreed that all provisions of Paragraph 9 of the Workletter attached to the Lease shall apply to the Allowance under this Section 6, to the same extent as applicable to the “Allowance” thereunder).
7.
Self Help/Set-Off Rights-Allowance Disbursement Defaults. The terms of Section 40 of the Lease shall apply to any default of Landlord in its obligation to disburse the “Allowance” under this Amendment, to the same extent as was applicable relative to Landlord’s default in its obligation to fund the initial “Allowance” under the Workletter, but with it being further understood and agreed that for purposes of this Amendment, the term “Allowance,” as used in said Section 40, shall refer to the “Allowance” required under this Amendment, and the term

“Rent,” as used in in said Section 40, shall refer to the Base Rent and Additional Rent due and owing from time to time relative to the Additional Premises hereunder.
8.
Brokers. Each party hereby represents to the other that the party making such representation have dealt only with CBRE, Inc. (“Tenant’s Broker”) and The Telos Group, LLC (“Landlord’s Broker”), in connection with the transactions contemplated hereby and no broker other than Tenant’s Broker and Landlord’s Broker would be entitled to any commissions in connection with this Amendment or the Additional Premises being leased hereunder or any of the transactions contemplated hereby, and each party agrees to indemnify, defend and hold harmless the other from and against any and all claims of any other broker or brokers or finders claiming to have any fee or commission due relative to the leasing of the Additional Premises or the other transactions contemplated by this Amendment based on dealings or alleged dealings with, or other engagement or alleged engagement by, the indemnifying party hereunder. Landlord shall be responsible for payment of any fees or commissions due to Tenant’s Broker and Landlord’s Broker by reason of the execution, delivery and/or performance of this Amendment pursuant to one or more separate commission agreement(s) by and between (i) Landlord and (ii) Tenant’s Broker or Landlord’s Broker, as the case may be, and Landlord shall indemnify, defend, and hold Tenant harmless from and against its failure, or alleged failure, to pay any commission due, or allegedly due, the Landlord’s Broker or the Tenant’s Broker (as the case may be) pursuant to such separate commission agreement(s) entered into with Landlord’s Broker or Tenant’s Broker (as the case may be) in connection with this Amendment and/or the Additional Premises.
9.
First Offer Space. Landlord and Tenant hereby acknowledge and agree that the Additional Premises consists of a portion of the overall First Offer Space described in Section 30 of the Lease, and it is hereby further agreed that Tenant’s first offer rights under Section 30 of the Lease shall continue in full force from and after the date of this Amendment, except that the “First Offer Space,” as defined in the opening paragraph of Section 30 of the Lease, shall hereafter mean that certain space located on the 9th floor of the Building known as “Suite 940” and consisting of 29,880 Rentable Square Feet (being the remaining space on the 9th floor of the Building which has not heretofore been leased). Further, it is hereby stipulated by the parties that the terms of this Amendment governing the Additional Premises meet all requirements of Section 30 of the Lease, and it is agreed that the terms governing the Additional Premises shall be governed solely by the terms of this Amendment and the terms of the Lease, as amended hereby, all notwithstanding anything to the contrary that may be set forth in Section 30 of the Lease (and, accordingly, for the avoidance of doubt, as it relates to the Additional Premises being leased hereunder, in the event of any conflict or inconsistency between the terms set forth in Section 30 of the Lease and the terms of this Amendment, the terms of this Amendment shall govern and control).
10.
Inapplicable Provisions; Satisfaction of Obligations; Confirmation of Commencement Date and Expiration Date. It is hereby agreed that Landlord has heretofore fully satisfied its obligations to disburse the “Allowance” and the “Space Plan Allowance” under the Lease, and to perform and complete all Landlord Work requirements under the Lease. Accordingly, it is hereby confirmed that the Commencement Date under the Lease, for all purposes, occurred on January 1, 2023, and that the last day of the initial stated Term of the Lease (being the “Expiration Date, as initially provided in the Lease), is December 31, 2033 (without limiting, however, any earlier termination or any renewal or extension rights set forth in the Lease). Finally, it is hereby confirmed that Tenant did not heretofore timely exercise its pre-occupancy expansion option under Section 39 of the Lease, and, accordingly, it is hereby agreed that said Section 39 of the Lease has no further force or effect, and said Section 39 is hereby deemed null and void in its entirety.
11.
Termination Fee. For information purposes only, the parties hereby acknowledge and agree that the “Termination Fee” applicable to the Additional Premises hereunder, as determined pursuant to Section 34.A. of the Lease, means the sum of $394,280.87.
12.
Entire Agreement. The entire agreement of the parties with respect to the subject matter hereof is set forth in this Amendment and in the Lease as amended hereby. No prior agreement or understanding with respect to the Lease or this Amendment shall be valid or of any force or effect.
13.
Offer to Lease. Submission of this Amendment for examination shall not constitute a reservation or option for the Additional Premises, or in any manner bind Landlord or Tenant, unless and until this Amendment is signed and delivered by both Landlord and Tenant.

14.
Counterparts; Authority; Email. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument. Landlord and Tenant represent and warrant to one another that each individual executing this Amendment on behalf of Landlord and Tenant, as applicable, is duly authorized to execute and deliver this Amendment on behalf of Landlord and Tenant, as applicable, and that, to the best of each party’s knowledge, this Amendment is binding upon and enforceable against Landlord and Tenant, as applicable, in all respects. For purposes of this Amendment, any signature transmitted by e-mail (in pdf or comparable format) or other electronic means (e.g., DocuSign) shall be considered to have the same legal and binding effect as any original signature.
15.
Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. Without limitation of the foregoing, the terms of Section 29.Q. of the Lease regarding Landlord’s liability shall apply to this Amendment and are expressly incorporated herein by reference, and said Section 29.Q. shall continue to apply to the Lease, as amended hereby. In the event of any conflict or inconsistency between the provisions of the Lease, and the provisions of this Amendment, the provisions of this Amendment shall control. Any reference in the Lease to the term “this lease” or “this Lease” (or words of similar import) shall hereafter refer to the Lease, as expressly modified by this Amendment. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is executed by the parties as of the day and year first set forth above.

LANDLORD:

BSREP II SS CHICAGO LLC, a Delaware limited liability company

By: /s/ Matthew Whitty

Name: Matthew Whitty

Its: SVP, Office Leasing

TENANT:

VIVID SEATS LLC, a Delaware limited liability company

By: /s/ Lawrence Fey

Name: Lawrence Fey

Its: Chief Financial Officer

[Signature Page to First Amendment to Lease]